Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports First Quarter 2021 Results and Stock Price
LAKELAND, Fla., May 3, 2021 The coronavirus pandemic was declared a national emergency on March 13, 2020 and continues to be a challenge. It remains a top priority of Publix to serve the communities in which it operates in a way that protects the health and safety of its associates and customers.
Publix’s sales for the three months ended March 27, 2021 were $11.7 billion, a 3.9% increase from $11.2 billion in 2020. Comparable store sales for the three months ended March 27, 2021 increased 2.4%. The company estimates its sales for the three months ended March 27, 2021 and March 28, 2020 increased approximately $0.9 billion or 7.8% and $1 billion or 10.3%, respectively, due to the impact of the coronavirus pandemic. Excluding the impact of the coronavirus pandemic in 2021 and 2020, sales for the three months ended March 27, 2021 would have been $10.8 billion, compared to $10.2 billion in 2020, an increase of 5.5%.
Net earnings for the three months ended March 27, 2021 were $1.5 billion, compared to $667.3 million in 2020, an increase of 124%. Earnings per share for the three months ended March 27, 2021 increased to $2.16 per share, up from $0.94 per share in 2020. Excluding the impact of net unrealized gains on equity securities in 2021 and net unrealized losses on equity securities in 2020, net earnings for the three months ended March 27, 2021 would have been $909.8 million, compared to $956.2 million in 2020, a decrease of 4.9%. Earnings per share would have been $1.32 per share, compared to $1.35 per share in 2020.
These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective May 1, 2021, Publix’s stock price increased from $60.20 per share to $61.30 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“While our country is taking steps to return to normal, our associates continue to provide the premier service that brings comfort to our customers,” said Publix CEO Todd Jones. “I want to thank our associates for their extraordinary efforts since the beginning of the pandemic.”
Non-GAAP Financial Measures
In addition to reporting financial results for the three months ended March 27, 2021 and March 28, 2020 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations. Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended March 27, 2021 and March 28, 2020:

	Three Months Ended
	March 27, 2021	March 28, 2020
	(Amounts are in millions, except per share amounts)
Net earnings	$1,495.1	667.3
Fair value adjustment, due to net unrealized (gain) loss, on equity securities held at end of period	(784.9)	387.4
Income tax expense (benefit) (1)	199.6	(98.5)
Net earnings excluding impact of fair value adjustment	$909.8	956.2
Weighted average shares outstanding	691.2	706.8
Earnings per share excluding impact of fair value adjustment	$1.32	1.35
(1) Income tax expense (benefit) is based on the company’s combined federal and state statutory income tax rates.
    Publix, the largest employee-owned company in the U.S. with more than 225,000 associates, currently operates 1,269 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 24 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###